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                  Supplemental Proxy Information

The "Company" had a special meeting of shareholders on October 26, 1999. The following is a description of the matters presented to shareholders for approval and the results of the voting.


1.
To approve the investment advisory contract between the Fund and GAM International Management Limited ("GIML").


Series		               		    For		     Against    	Abstain

GAM International Fund  		34,078,957  	980,017		   426,089

GAM Global Fund		         	3,250,681  	106,505    		56,446

GAM Pacific Basin Fund	   	2,119,892    	9,182		    34,136

GAM Europe Fund		         	1,364,496    	8,847	    	32,209

GAM North America Fund    	1,682,711    	4,302	    	19,383

GAM Japan Capital Fund	   	2,784,574	   25,920	    	18,192

GAMerica Capital Fund	    	1,735,078	   10,561    		24,962


2.
To change the fundamental investment restriction of GAM Pacific Basin Fund
("GPB") to permit GPB to invest more than 25% of the value of its assets in a single market sector.

Series			                   	For		      Against    	Abstain

GAM Pacific Basin Fund	  	1,565,390     	52,883	    	31,246








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